Exhibit 99.01

FOR IMMEDIATE RELEASE		www.quintiles.com

CONTACT:	Jay Johnson, Media Relations (media.info@quintiles.com) Greg Connors, Investor Relations (invest@quintiles.com) 919 998 2000
QUINTILES SUBSIDIARY TO PRIVATELY OFFER DULOXETINE SECURED NOTES
RESEARCH TRIANGLE PARK, N.C. – August 19, 2005 – Quintiles Transnational Corp. today announced that its newly formed subsidiary, Duloxetine Royalty Sub (“Royalty Sub”), intends to issue $150 million of Duloxetine Secured Notes, plus as much as $50 million to $150 million of additional notes, depending on market and other conditions. Quintiles expects to use the net proceeds it will receive from Royalty Sub to repay in full all outstanding term loans, if any, under Quintiles’ existing senior secured credit facility, for any other purposes permitted under Quintiles’ other debt arrangements and for general corporate purposes.
Payments of principal and interest on the notes will be made solely out of royalty and other payments to be made under an existing agreement between Quintiles and Eli Lilly and Company (NYSE: LLY) (“Lilly”). The royalty payments are based on Lilly’s United States sales of Cymbalta® (duloxetine hydrochloride), a selective serotonin and norepinephrine reuptake inhibitor approved by the U.S. Food and Drug Administration for the treatment of major depressive disorder and the management of diabetic peripheral neuropathic pain in adults. Quintiles will sell its rights to the royalty and certain other payments under the agreement to Royalty Sub, which will purchase the rights using the net proceeds from the sale of the notes. Royalty Sub will be responsible for repayment of the notes, and the notes will be non-recourse to Quintiles. If Quintiles breaches its covenants under the agreement transferring the royalty and other payment rights to Royalty Sub or in limited circumstances involving a change of control of Quintiles, Quintiles may be required to make payments equal to the outstanding principal and interest on the notes. The notes will not be convertible into Quintiles equity and the notes will have no warrants.
The notes have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes and is issued pursuant to Rule 135c under the Securities Act of 1933, as amended.
Quintiles helps improve healthcare worldwide by providing a broad range of professional services, information and partnering solutions to the pharmaceutical, biotechnology and healthcare industries. Headquartered near Research Triangle Park, North Carolina, Quintiles has offices in 50 countries and is the world’s leading pharmaceutical services organization. For more information visit the company’s Web site at www.quintiles.com.
Information in this press release contains “forward looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including but not limited to the possibility that the notes may not be issued in the full principal amount or at all. Additional factors that could cause actual results to differ materially are discussed in Quintiles’ recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, its Form 8-Ks and its other periodic reports, including Form 10-Qs.
# # #